SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

SCHEDULE TO

Tender Offer Statement

Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

C&D Technologies, Inc.

(Name of Subject Company (Issuer))

C&D Technologies, Inc.

(Names of Filing Person (Issuer))

5.25% Convertible Senior Notes Due 2025 and

5.50% Convertible Senior Notes Due 2026

(Title of Class of Securities)

124661AA7 and 124661AB5

(CUSIP Number of Class of Securities)

Ian Harvie

Senior Vice President and Chief Financial Officer

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

(215) 619-2700

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of Filing Persons)

Copies to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

(617) 570–1000

Attention: Ettore A. Santucci and

James P. C. Barri

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$131,099,452	$16.15

*	Estimated solely for the purpose of calculating the filing fee. This Tender Offer Statement on Schedule TO relates to an exchange offer by C&D Technologies, Inc. (“C&D”) of shares of common stock of C&D for all of (a) the 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”); and (b) the 5.50% Convertible Senior Notes due 2026 (the “2026 Notes” and collectively with the 2005 Notes, the “Notes”). This Transaction valuation was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the aggregate principal amount as of the date hereof, of the 2005 Notes, $75,000,000, and the 2006 Notes, $52,000,000.
**	The amount of the filing fee calculated in accordance with Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, equals $71.30 per $1,000,000 of the value of the transaction. Fee in an amount of $9,070.06 was previously paid by C&D in connection with the initial filing of a Registration Statement on Form S-4 filed on October 21, 2010 and fee in an amount equal to $261.18 was previously paid by C&D in connection with the filing of Amendment No. 1 to Registration Statement on Form S-4 filed on November 9, 2010.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $9,070.06

Form or Registration No.: Form S-4

Filing Party: C&D Technologies, Inc.

Date Filed: October 20, 2010

Amount Previously Paid: $261.18

Form or Registration No.: Form S-4

Filing Party: C&D Technologies, Inc.

Date Filed: November 9, 2010

Amount Previously Paid: $16.15

Form or Registration No.: Form S-4

Filing Party: C&D Technologies, Inc.

Date Filed: November 23, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO (the “Original Schedule TO”), originally filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2010, by C&D Technologies, Inc., a Delaware corporation (the “Company”). This Amendment relates to (i) an exchange offer by the Company for all of its outstanding 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for up to approximately 56.1% of the shares of common stock in the Company, par value $0.01 per share (the “Common Stock”), and (ii) an exchange offer by the Company (together with the exchange offer described in (i), the “Exchange Offer”) for all of its outstanding 5.50% Convertible Senior Notes due 2026 (the “2006 Notes”, and, together with the 2005 Notes, the “Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for a pro rata share of up to approximately 38.9% of the shares of common stock in the Company, with the percentage of the Common Stock to be issued to the holders of the 2005 Notes and the 2006 Notes (collectively, the “Noteholders”) to be ratably reduced in the event that less than 100% of the outstanding 2005 Notes or 2006 Notes, respectively, are tendered and accepted in the Exchange Offer, upon the terms and subject to the conditions set forth in the prospectus (the “Prospectus”) forming a part of the Registration Statement on Form S-4 filed with the SEC on October 21, 2010 (as amended on the date hereof, the “Registration Statement”) and in the related letter of transmittal (the “Letter of Transmittal”), which are filed as exhibits (a)(1)(A) and (a)(1)(B) to this Schedule TO.

This Amendment amends only the items in the Original Schedule TO that are being amended, and unaffected terms are not included herein. Except as specifically set forth herein, this Amendment does not modify any of the information previously reported in the Original Schedule TO. All capitalized terms in this Amendment and not otherwise defined have the respective meanings ascribed to them in the Original Schedule TO. You should read this Amendment together with the Original Schedule TO, the Prospectus and the related Letter of Transmittal.

This Amendment and the Original Schedule TO are intended to satisfy the reporting requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended. The information in the Prospectus and the related Letter of Transmittal is incorporated by reference as set forth below.

Items 1, 3, 4, 6, 7, 8, 9, 10 and 11.

Items 1, 3, 4, 6, 7, 8, 9, 10 and 11 of this Schedule TO are amended and restated as follows:

As permitted by General Instruction F to Schedule TO, information set forth in the Prospectus, the related Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal, the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, and the Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, each as amended on November 23, 2010, and any supplement or other amendment thereto related to the Exchange Offer is incorporated by reference in response to Items 1, 3, 4, 6, 7, 8, 9, 10 and 11 of this Schedule TO.

Item 12.	Exhibits.

Item 12 is hereby amended and restated as follows,

(a)(1)(A)	Prospectus (which is incorporated herein by reference to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(B)	Form of Letter of Transmittal (which is incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(C)	Form of Notice of Guaranteed Delivery (which is incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(D)	Form of Notice of Withdrawal (which is incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(E)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (which is incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(F)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (which is incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(5)(A)	Press Release issued by C&D Technologies, Inc. on October 20, 2010 (which is incorporated herein by reference to Exhibit 99.1 of the Form 8-K filed on October 21, 2010).

(b)	Not applicable.

(d)(1)	Dealer Management Agreement (which is incorporated herein by reference to Exhibit 1.1 of the Form 8-K filed on October 21, 2010).

(d)(2)	Purchase Agreement, dated November 16, 2005, among the Company, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC (which is incorporated herein by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(3)	Registration Rights Agreement dated November 21, 2005, among the Company, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC (which is incorporated herein by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(4)	Indenture, dated as of November 21, 2005, between the Company and The Bank of New York, as trustee (which is incorporated herein by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(5)	Purchase Agreement, dated November 15, 2006 among the Company and the several named purchasers named in schedule A thereto (which is incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2006).

(d)(6)	Registration Rights Agreement, dated November 21, 2006, among the Company and the several purchasers named in Schedule I thereto (which is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2006).

(d)(7)	Indenture, dated as of November 21, 2006, between the Company and The Bank of New York, as trustee (which is incorporated herein by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2006).

(d)(8)	Restructuring Support Agreement, dated September 14, 2010, by and among the Company, certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. and certain funds and/or accounts managed or advised by Bruce & Co. (which is incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2010).

(d)(9)	Rights Agreement, dated as of February 22, 2000, between the Company and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, which includes as Exhibit B thereto the form of rights certificate (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2004), as amended by Amendment to Rights Agreement, dated November 15, 2004 (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2004), and Amendment No. 2 to Rights Agreement, dated February 26, 2010 (which is incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2010).

(d)(10)	Charter Power Systems, Inc. 1996 Stock Option Plan filed as an exhibit to the Company’s Quarterly Report filed with the SEC on July 31, 1996; as amended by First Amendment to C&D Technologies, Inc. 1996 Stock Option Plan (formerly known as the Charter Power Systems, Inc. 1996 Stock Option Plan) dated April 27, 1999 (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report filed with the SEC on July 31, 1999).

(d)(11)	C&D Technologies, Inc. Amended and Restated 1998 Stock Option Plan (which is incorporated herein by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2001).

(d)(12)	C&D Technologies, Inc. Approved Share Option Plan (which is incorporated herein by reference to Exhibit 4 of the Company’s Registration Statement on Form S-8 filed with the SEC on September 11, 2001).

(d)(13)	C&D Technologies, Inc. 2007 Stock Incentive Plan (which is incorporated herein by reference to the Company’s Proxy Statement on Schedule 14A filed with the SEC on January 31, 2006).

(d)(14)	Performance Share Award Grant Agreement, dated March 12, 2007 (which is incorporated herein by reference to Exhibit 10.56 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2007).

(d)(15)	Restricted Stock Award Grant Agreement dated March 12, 2007 (which is incorporated herein by reference to the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2007).

(g)	Not applicable.

(h)	Not applicable.

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2010

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Name:	Ian J. Harvie
Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)(A)	Prospectus (incorporated by reference to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(B)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(C)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(D)	Form of Notice of Withdrawal. (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed on November 23, 2010)

(a)(1)(E)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(1)(F)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form S-4 filed on November 23, 2010).

(a)(5)(A)	Press Release issued by C&D Technologies, Inc. on October 20, 2010 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on October 21, 2010).

(b)	Not applicable.

(d)(1)	Form of Dealer Management Agreement (incorporated by reference to Exhibit 1.1 of the Form 8-K filed on October 21, 2010).

(d)(2)	Purchase Agreement, dated November 16, 2005, among the Company, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC (which is incorporated herein by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(3)	Registration Rights Agreement, dated November 21, 2005, among the Company, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC (which is incorporated herein by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(4)	Indenture, dated as of November 21, 2005, between the Company and The Bank of New York, as trustee (which is incorporated herein by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2006).

(d)(5)	Purchase Agreement, dated November 15, 2006, among the Company and the several named purchasers named in Schedule A thereto (which is incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2006).

(d)(6)	Registration Rights Agreement, dated November 21, 2006, among the Company and the several purchasers named in Schedule I thereto (which is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2006).

(d)(7)	Indenture, dated as of November 21, 2006, between the Company and The Bank of New York, as trustee (which is incorporated herein by reference to Exhibit 4.8 of the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2006).

(d)(8)	Restructuring Support Agreement, dated September 14, 2010, by and among the Company, certain funds and/or accounts managed or advised by Angelo, Gordon & Co., L.P. and certain funds and/or accounts managed or advised by Bruce & Co. (which is incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2010).

(d)(9)	Rights Agreement, dated as of February 22, 2000, between the Company and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, which includes as Exhibit B thereto the form of rights certificate (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2004), as amended by Amendment to Rights Agreement, dated November 15, 2004 (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2004), and Amendment No. 2 to Rights Agreement, dated February 26, 2010 (which is incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2010).

(d)(10)	Charter Power Systems, Inc. 1996 Stock Option Plan filed as an exhibit to the Company’s Quarterly Report filed with the SEC on July 31, 1996; as amended by First Amendment to C&D Technologies, Inc. 1996 Stock Option Plan (formerly known as the Charter Power Systems, Inc. 1996 Stock Option Plan) dated April 27, 1999 (which is incorporated herein by reference to Exhibit 10.3 of the Company’s Quarterly Report filed with the SEC on July 31, 1999).

(d)(11)	C&D Technologies, Inc. Amended and Restated 1998 Stock Option Plan (which is incorporated herein by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2001).

(d)(12)	C&D Technologies, Inc. Approved Share Option Plan (which is incorporated herein by reference to Exhibit 4 of the Company’s Registration Statement on Form S-8 filed with the SEC on September 11, 2001).

(d)(13)	C&D Technologies, Inc. 2007 Stock Incentive Plan (which is incorporated herein by reference to the Company’s Proxy Statement on Schedule 14A filed with the SEC on January 31, 2006).

(d)(14)	Performance Share Award Grant Agreement dated March 12, 2007 (which is incorporated herein by reference to Exhibit 10.56 of the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2007).

(d)(15)	Restricted Stock Award Grant Agreement dated March 12, 2007 (which is incorporated herein by reference to the Company’s Annual Report on Form 10-K filed with the SEC on January 31, 2007).

(g)	Not applicable.

(h)	Not applicable.